Exhibit 10.6

CONTINGENT VALUE AGREEMENT

THIS CONTINGENT VALUE AGREEMENT (this “Agreement”) is made and entered into as of August 16, 2005, by and among, Capital C Energy, LP, a Delaware limited partnership (the “General Partner”), Capital C Energy Partners, L.P., a Delaware limited partnership (the “Limited Partner”, and together with the General Partner, “Sellers”), and the entities named on the signature page hereof as Buyers (“Buyers”) and Belden & Blake Corporation, an Ohio corporation (“Asset Company”).

RECITALS:

WHEREAS, contemporaneously with the execution and delivery of this Agreement, the General Partner and the Limited Partner are selling and conveying all of the limited partnership interests (the “Partnership Interests”) in Capital C Energy Operations, LP (the “Partnership”) pursuant to a Partnership Interests Purchase Agreement dated as of July 5, 2005 by and among Sellers and Buyers (as amended, the “Purchase Agreement”); and

WHEREAS, the Partnership’s sole assets are issued and outstanding shares of common stock, no par value (the “Shares”), of Asset Company; and

WHEREAS, as a further inducement to Sellers to sell the Partnership Interests to Buyers, and to satisfy Buyers’ interest in purchasing the Partnership Interests, Sellers, Buyers and the Asset Company desire to enter into this Agreement to provide Sellers with additional consideration upon the occurrence of certain future events, the value of which, if paid, shall be treated as additional Purchase Price under the Purchase Agreement; and

WHEREAS, capitalized terms used but not otherwise defined herein shall have the meaning given such terms in the Purchase Agreement;

NOW, THEREFORE, in consideration of the premises, the respective representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Conditions for Payment of Additional Consideration. In the event, and each time, that all of the following events occur, Buyers shall cause Asset Company to pay promptly to Sellers, among Sellers in the same proportion that the original Purchase Price is allocated, the Additional Consideration as set forth in Section 2 hereof:

(a) during a period commencing on the Closing Date and ending on, but including, the second anniversary of the Closing Date (the “Contingent Event Period”), Buyers, the Asset Company or its subsidiaries, or any of their affiliates (a “Transferor”), directly or indirectly sells, contributes, or otherwise transfers any Covered Assets (an “MLP Transfer”) to a Covered MLP; and

(b) as a consequence of an MLP Transfer, Transferor, Realizes (as defined in Section 3 hereof) a Value Enhancement Gain (as defined in Section 3 hereof) during the Contingent Event Period; and

(c) either (i) 90% of the consideration received for an MLP Transfer is cash or securities or (ii) Transferor has at the time of the MLP Transfer an existing equity interest in the Covered MLP that is the subject of the MLP Transfer and as a result of such MLP Transfer, the Transferor’s equity interest is enhanced.

Section 2. Payment of Additional Consideration.

(a) Upon each satisfaction of the conditions in Section 1, Buyers shall, or cause the Asset Company to, promptly pay to Sellers as additional Purchase Price under the Purchase Agreement, an amount equal to: (i) 20% of any Value Enhancement Gain incurred or deemed incurred during the first year of the Contingent Event Period by the Transferor and (ii) 10% of any Value Enhancement Gain incurred or deemed incurred during the second year of the Contingent Event Period by the Transferor (the “Additional Consideration”).

(b) If 90% or more of the consideration paid to Transferor in the MLP Transfer is cash, the Additional Consideration shall be paid to Sellers in cash by wire transfer of immediately available funds to an account specified by Sellers. Subject to paragraph 2(c), if less than 90% of the consideration received by Transferor in the MLP Transfer is cash, a portion of the Additional Consideration shall be paid to Sellers in cash by wire transfer of immediately available funds in an amount equal to the Additional Consideration multiplied by a fraction, the numerator of which is the amount of cash and the fair market value of any other consideration which is not securities received by Transferor as consideration (for all assets transferred, including those that do not constitute Covered Assets) in the MLP Transfer (including any increase in value of any existing equity interests of Transferor owned in the Covered MLP resulting from the MLP Transfer), and the denominator of which the value of all consideration received by Transferor in the MLP Transfer (including any increase in value of any existing equity interests of Transferor owned in the Covered MLP resulting from the MLP Transfer). The balance of the Additional Consideration will be paid, at Transferor’s election, in cash or by transfer of securities received by the Transferor in the MLP Transfer having a fair market value equal to the amount of Additional Consideration not paid in cash; provided that if such securities are issued in a Covered MLP and are of a class, or convertible or exchangeable into a class, that is, or are reasonably expected to be, listed on a national securities, or traded on the NASDAQ National Market (or similar replacement thereof) and the issuing Covered MLP, (i) Sellers and their assigns shall be granted or assigned registration rights with respect to such securities (or the underlying class of securities if convertible or exchangeable into such a publicly traded class) for the registration under the Securities Act of 1933, as amended, of the resale of such securities by Sellers or their assigns; (ii) such registration rights shall not be materially less favorable than registration rights received by Transferor in connection with such MLP Transfer; (iii) unless registration rights granted to Transferor provide for earlier registration, the registration of Sellers’ securities shall not be required prior to such time as the Covered MLP is eligible for short-form registration on Form S-3 or similar form; and (iv) such registration rights shall terminate if such securities are available to be resold by Sellers or their assigns pursuant to an exemption from such registration under Securities and Exchange Commission Rule 144(k) or similar rule.

(c) Notwithstanding the provisions of paragraph 2(b), if the entire Additional Consideration is not paid Buyers or the Asset Company in cash, Buyers or the Asset Company will pay an amount of the Additional Consideration in cash at least equal to the lesser of the following: (i) the federal income tax payable by Sellers with respect to receipt of the non-cash portion of the Additional Consideration calculated at the highest marginal federal income tax rate applicable to Sellers at the time of payment and (ii) $5 million.

Section 3. Value Enhancement Gain. For purposes of this Agreement:

(a) a “Covered Asset” is any of the following assets owned by the Asset Company or a Subsidiary on the Closing Date of the Purchase Agreement: an oil and gas property, and any pipeline, gathering system or other equipment relating to the production, processing or transportation of oil and gas;

(b) a “Value Enhancement Gain” with respect to any MLP Transfer, shall mean the value, if positive, of the Realized Value of the Covered Assets transferred in the MLP Transfer minus the Adjusted Carrying Value of such Covered Assets immediately prior to such MLP Transfer;

(c) the “Realized Value” shall mean the amount of cash or fair market value of other property received by Transferors for the Covered Assets at the time of such MLP Transfer, provided that if the property received by Transferors in the MLP Transfer constitutes units of equity interests in the MLP, the Realized Value shall be determined by reference to the trading price of such units on the date of the MLP Transfer, or if the MLP is not yet publicly traded, the initial public offering price of such units, in each case with an appropriate discount for any legal or contractual restriction on transfer or any subordination or other contractual differences between the equity interests received by Transferor and the publicly traded units;

(d) a Transferor shall “Realize” a Value Enhancement Gain on the later of (i) the date of the MLP Transfer and (ii) the date the equity interests in the Covered MLP are first sold in an initial public offering;

(e) “Adjusted Carrying Value” shall mean the Transferor’s book value of the transferred Covered Assets as set forth in the most recently completed quarterly statements immediately prior to such MLP Transfer using generally accepted accounting principles, which book value shall include “push down” purchase accounting adjustments made in a manner consistent with SEC accounting rules (except that goodwill, if any is so recorded, shall be reallocated among the Covered Assets in proportion to their adjusted fair values) to record the fair value of assets and liabilities of the Asset Company and its subsidiaries resulting from the transactions consummated pursuant to the Purchase Agreement (but not as a result of the receipt of Additional Consideration under this Agreement), plus to the extent not included in such book value, the amount of any capital costs incurred with respect to such Covered Assets after the Closing Date under the Purchase Agreement; and

(f) in the event an MLP Transfer also involves a transfer and assumption of liabilities, the determinations of Value Enhancement Gain, Realized Value and Adjusted Carrying Value shall be adjusted to take the fair value of such transferred liabilities into account using analogous valuation methods; and

(g) A “Controlled MLP” shall mean either (i) a “publicly traded partnership” within the meaning of Section 7704(b) of the Internal Revenue Code of 1986, as amended or (ii) a publicly traded royalty trust if (1) the entity is, or at any time during the Contingent Event Period was, an affiliate of Buyers or (2) during the Contingent Event Period, at or prior to the subject transfer, the Transferor or any of this affiliates acted as a sponsor or grantor of, or made founding or initial contributions to, such entity.

Section 4. Reports, Records and Inspection. Buyers agrees to deliver to each of Sellers (i) within 45 days of after the end of the calendar quarter in which the closing of the purchase pursuant to the Purchase Agreement occurs, a closing date balance sheet prepared in accordance with the principles set forth in Section 3(d) hereof, together with detailed schedules on a property by property basis of the adjustments made to reflect the fair value of assets and liabilities and (ii) prompt notice of the occurrence of any MLP Transfer or the Realization of a Value Enhancement Gain by any Transferor, together with reasonable detail. Each of the Sellers shall have the right to inspect during normal business hours all relevant records of Buyers or the Asset Company related to any MLP Transfer or the calculation of any possible Value Enhancement Gain.Section 5. Notices. All notices, requests, consents, directions and other instruments and communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered (a) in person, (b) by courier, (c) by overnight delivery service with proof of delivery, (d) by prepaid registered or certified first-class mail, return receipt requested, in each such case addressed to the respective party at the address set forth below, or (e) if sent by facsimile or other similar form of communication (with receipt confirmed) to the respective party at the facsimile number set forth below:

If to Sellers, to:

Riverstone Holdings, LLC

712	Fifth Avenue, 51st Floor

New York, New York 10019

Attention: Pierre Lapeyre

Facsimile: (212) 993-0077

Confirm: (212) 993-0076

and to:

Capital C Energy, LP

c/o Legend Natural Gas II, LP

16420	Park Ten Place, Suite 520

Houston, Texas 77084

Attention: Michael Becci

Facsimile: (281) 675-8301

Confirm: (281) 675-8311

and to:

Capital C Energy Partners, L.P.

910	Travis Street, Suite 1930

Houston, Texas 77002

Attention: David M. Carmichael

Facsimile:

Confirm: (713) 655-0366

with a copy to:

Andrews Kurth LLP

600	Travis, Suite 4200

Houston, Texas 77002

Facsimile: (713) 220-4285

Confirm: (713) 220-4200

and to:

Vinson & Elkins L.L.P.

2300	First City Tower

1001	Fannin Street

Houston, Texas 77002-6760

Attention: Robin S. Fredrickson

Facsimile: (713) 615-5850

Confirm: (713) 758-2450

If to Buyers or to the Asset Company, to:

c/o EnerVest Management Partners, Ltd.

1001	Fannin Street, Suite 800

Houston, Texas 77002

Attention: John Walker

Facsimile: (713) 659-3556

Confirm: (713) 659-3500

With a copy to:

Haynes & Boone, L.L.P.

1221	McKinney Street, Suite 2100

Houston, Texas 77010

Attention: Guy Young

Facsimile: (713) 236-5699

Confirm: (713) 547-2081

or to such other address or facsimile number and to the attention of such other Person as either party may designate by written notice. Any notice mailed shall be deemed to have been given and received on the third Business Day following the day of mailing.

Section 6. Assignment and Successors. Except as specifically contemplated by this Agreement, no party hereto shall assign this Agreement or any part hereof without the prior written consent of the other party. This Agreement shall inure to the benefit of, be binding upon and be enforceable by the parties hereto and their respective successors and permitted assigns. Notwithstanding the foregoing, each Seller (and any subsequent assignee of such Seller’s rights) shall have the right to assign its or their rights under this under this Agreement, including the right to receive Additional Consideration, to one or more assignees upon written notice to Buyers, provided that the rights under Section 4 of each original Seller (and any subsequent assignee of such rights) under this Agreement may only be assigned to a single assignee.

Section 7. Entire Agreement; Amendment. This Agreement and the Purchase Agreement and its exhibits and schedules constitute the entire agreement and understanding between the parties relating to the subject matter hereof and thereof and supersede all prior representations, endorsements, premises, agreements, memoranda communications, negotiations, discussions, understandings and arrangements, whether oral, written or inferred, between the parties relating to the subject matter hereof. This Agreement (or any provision hereof) may not be modified, amended, rescinded, canceled, altered or supplemented, in whole or in part, except upon the execution and delivery of a written instrument executed by a duly authorized representative of Buyers and each Seller.

Section 8. Governing Law. This Agreement shall be governed by, construed and interpreted in accordance with the internal laws of the State of Texas, without regard to choice of law rules.

Section 9. Waiver. The waiver of any breach of any term or condition of this Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition.

Section 10. Severability. Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 11. No Third Party Beneficiaries. Nothing in this Agreement shall entitle any Person other than Buyers and Sellers to any claims, remedy or right of any kind. No party shall have any direct liability or obligation to any Person who is not a party to be this Agreement or be liable to any such Person for any election or non-election or any act or failure to act under or in regard to any term of this Agreement.

Section 12. Arbitration. Any controversy, dispute, or claim arising out of, in connection with, or in relation to, the interpretation, performance or breach of this Agreement, including, without limitation, the validity, scope, and enforceability of this Section 12, will be solely and finally settled by binding arbitration, without right of appeal. Arbitration will be conducted before a single arbitrator in Houston, Texas by and in accordance with the then existing rules for commercial arbitration of the American Arbitration Association, or any successor organization and in accordance with the Federal Arbitration Act, 9 U.S.C. § 1 et. seq. Judgment upon any award rendered by the arbitrator may be entered by the state or federal Court having jurisdiction thereof. Any of the parties may demand arbitration by written notice to the other and to the American Arbitration Association (“Demand for Arbitration”). Any Demand for Arbitration pursuant to this Section 12 shall be made within one hundred eighty (180) days from the date that the dispute upon which the demand is based arose or the other parties shall have the option to have such dispute adjudicated in a federal court of competent jurisdiction in Texas. The parties intend that this agreement to arbitrate be valid, enforceable and irrevocable.

Section 13. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 14. Headings. The headings of the Sections of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof or affect in any way the meaning or interpretation of this Agreement.

Section 15. Negotiated Transaction. The provisions of this Agreement were negotiated by the parties hereto, and this Agreement shall be deemed to have been drafted by all of the parties hereto.

Section 16. Several Liability. Notwithstanding anything in this Agreement to the contrary, each Seller’s obligations hereunder are (a) limited to those liabilities specifically related to such Seller’s covenants and agreements and (b) several, not joint and several. No Seller hereunder shall be deemed to have made any representations or warranties or provided any indemnities with respect to any Partnership Interests not owned by it.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

SELLERS:

GENERAL PARTNER:

CAPITAL C ENERGY, LP

By:	Capital C Energy, LLC, its general partner

By: /s/ Gregory A. Beard
Gregory A. Beard
Executive Vice President

LIMITED PARTNER:

CAPITAL C ENERGY PARTNERS, L.P.

By:	Capital C Energy Holdings, LLC, its general partner

By: /s/ David M. Carmichael

David M. Carmichael

Chairman

MICHAEL BECCI

/s/ Michael Becci

JAMES A. WINNE III

/s/ James A. Winne III

BUYERS:

ENERVEST BB, L.P.

By: EnerVest BB GP, LLC, its General Partner

By: EnerVest Management Partners, Ltd., its Sole Member

By: EnerVest Management GP, L.C., its General Partner

By: /s/ James M. Vanderhider
James M. Vanderhider, Executive Vice
President and Chief Financial Officer

ENERVEST BB GP, LLC

By: EnerVest Management Partners, Ltd., its Sole Member

By: EnerVest Management GP, L.C., its General Partner

By: /s/ James M. Vanderhider
James M. Vanderhider, Executive Vice
President and Chief Financial Officer

ASSET COMPANY:

BELDEN & BLAKE CORPORATION

By: /s/ Michael Becci
Michel Becci, President and Chief
Operating Officer